Exhibit 99.1

Georgia Gulf Reports First Quarter Net Income of $1.13 Per Diluted Share

    ATLANTA--(BUSINESS WIRE)--April 28, 2005--Georgia Gulf Corporation (NYSE: GGC) today reported net income of $38.7 million or $1.13 per diluted share on sales of $645.4 million for the first quarter of 2005. This compares to net income of $18.7 million or $0.57 per diluted share on sales of $496.7 million for the first quarter of 2004. Net income more than doubled as a result of significantly higher sales prices for all products, which more than offset increases in raw materials and energy costs and overall lower sales volumes.
    "We are very pleased with our first quarter results," said Ed Schmitt, chairman, president and CEO, Georgia Gulf. "During the first quarter, we continued to increase sales prices and expand margins for our products, which allowed us to attain our highest quarterly EPS since our acquisition of Condea Vista's vinyls business in 1999. We achieved these earnings because our businesses continued to be favorably influenced by strong industry fundamentals.
    "As we look forward, we continue to see business conditions remaining favorable. Industry analysts are projecting continued strong demand for our products, which should allow for sustained high operating rates. However, due to the month-long chloralkali outage that we reported earlier this month, we expect second quarter results to be less than our first quarter results."
    Comparing sequential quarters, first quarter net income of $38.7 million or $1.13 per diluted share increased significantly compared to the fourth quarter of 2004 net income of $24.1 million or $0.71 per diluted share. Higher sales prices for our chlorovinyls products and higher cumene sales volumes more than offset high overall raw materials costs and slightly lower vinyl resins and acetone sales volumes.

    Chlorovinyls

    The chlorovinyls segment posted strong results in the first quarter. First quarter of 2005 operating income of $59.0 million increased compared to the first quarter of 2004 operating income of $38.3 million. This $20.7 million improvement was primarily the result of a 29 percent increase in vinyl resins sales prices and higher caustic soda sales prices, which more than offset higher chlorine, ethylene and natural gas costs and lower sales volumes.
    Comparing sequential quarters, chlorovinyls operating income increased to $59.0 million in the first quarter of 2005 from $34.7 million in the fourth quarter of 2004. The higher operating income was the result of higher sales prices more than offsetting slightly lower sales volumes for most of our chlorovinyls products.

    Aromatics

    First quarter of 2005 aromatics operating income of $14.3 million was a significant improvement from first quarter of 2004 operating income of $3.8 million, which reflected higher sales prices and sales volumes for cumene and phenol. An increase in overall sales prices and sales volumes more than offset significantly higher raw materials costs.
    First quarter of 2005 aromatics operating income of $14.3 million increased slightly from the fourth quarter of 2004 operating income of $13.2 million. This increase primarily reflects 58 percent higher cumene sales volumes and lower benzene costs, which outpaced lower phenol and cumene sales prices and higher propylene costs.

    Conference Call

    Georgia Gulf will host a conference call to discuss first quarter earnings results in more detail at 9:00 AM ET on Friday, April 29, 2005. To access the teleconference, please dial 888-552-7928 (domestic) or 706-679-3718 (international). To access the teleconference via Webcast, log on to http://audioevent.mshow.com/225271/. Playbacks will be available from noon ET Friday, April 29, to midnight ET Friday, May 6. Playback numbers are 800-642-1687 (domestic) or 706-645-9291 (international). The conference call ID number is 5273471.

    Other

    Georgia Gulf, headquartered in Atlanta, is a major manufacturer and marketer of two integrated product lines, chlorovinyls and aromatics. Georgia Gulf's chlorovinyls products include chlorine, caustic soda, vinyl chloride monomer and vinyl resins and compounds. Georgia Gulf's primary aromatic products include cumene, phenol and acetone.
    This news release contains forward-looking statements subject to the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on management's assumptions regarding business conditions, and actual results may be materially different. Risks and uncertainties inherent in these assumptions include, but are not limited to, future global economic conditions, economic conditions in the industries to which the company sells, industry production capacity, raw material and energy costs and other factors discussed in the Securities and Exchange Commission filings of Georgia Gulf Corporation, including our annual report on Form 10-K for the year ended December 31, 2004 and our subsequent reports on Form 10-Q.

              GEORGIA GULF CORPORATION AND SUBSIDIARIES
                     CONSOLIDATED BALANCE SHEETS
                             (Unaudited)






In Thousands                                 March 31,   December 31,
                                                 2005         2004
----------------------------------------------------------------------

ASSETS

Cash and cash equivalents                    $     2,736  $    21,088
Receivables, net of allowance                    139,059      134,852
Inventories                                      215,106      186,313
Prepaid expenses and other                         5,480        5,186
Deferred income taxes                              7,460       10,097
                                              -----------  -----------

   Total current assets                          369,841      357,536

Property, plant and equipment, net               417,088      425,734

Goodwill                                          77,720       77,720

Other assets                                     177,648      102,840
                                              -----------  -----------

   Total assets                              $ 1,042,297  $   963,830
                                              ===========  ===========

LIABILITIES AND STOCKHOLDERS' EQUITY

Current portion of long-term debt            $   205,800  $   189,900
Accounts payable                                 228,595      205,365
Interest payable                                   5,455        1,557
Accrued compensation                              10,792       18,293
Accrued liabilities                               18,735       11,779
                                              -----------  -----------

    Total current liabilities                    469,377      426,894

Long-term debt, less current portion             128,583      128,583

Deferred income taxes                            123,023      128,032

Other non-current liabilities                     13,861       12,052

Stockholders' equity                             307,453      268,269
                                              -----------  -----------

    Total liabilities and stockholder's
     equity                                  $ 1,042,297  $   963,830
                                              ===========  ===========

Common shares outstanding                         34,110       33,925

              GEORGIA GULF CORPORATION AND SUBSIDIARIES
                  CONSOLIDATED STATEMENTS OF INCOME
                             (Unaudited)






                                                   Three Months Ended
                                                        March 31,
                                                   -------------------
In Thousands (except per share data)                    2005     2004
---------------------------------------------------  -------- --------

 Net sales                                          $645,409 $496,687
                                                     -------- --------

 Operating costs and expenses
   Costs of sales                                    563,099  445,787
   Selling, general and administrative                15,850   14,771
                                                     -------- --------
 Total operating costs and expenses                  578,949  460,558
                                                     -------- --------

 Operating income                                     66,460   36,129
 Interest expense, net                                (5,447)  (6,268)
                                                     -------- --------
 Income before income taxes                           61,013   29,861

 Provision for income taxes                           22,270   11,123
                                                     -------- --------

 Net income                                         $ 38,743 $ 18,738
                                                     ======== ========

 Earnings per share:
   Basic                                            $   1.15 $   0.57
   Diluted                                          $   1.13 $   0.57

 Weighted average common shares:
   Basic                                              33,775   32,609
   Diluted                                            34,331   32,926

              GEORGIA GULF CORPORATION AND SUBSIDIARIES
                CONSOLIDATED STATEMENTS OF CASH FLOWS
                             (Unaudited)




                                                    Three Months Ended
In Thousands                                            March 31,
----------------------------------------------------------------------
                                                        2005     2004
                                                     -------- --------

 Cash flows from operating activities:
    Net income                                      $ 38,743 $ 18,738
    Adjustments to reconcile net income
       to net cash (used in) provided by
       operating activities:
       Depreciation and amortization                  15,678   15,772
       Deferred income taxes                          (2,372)    (122)
       Tax benefit related to stock plans              1,353        -
       Stock based compensation                          816    1,296
       Change in operating assets,
          liabilities and other                      (81,036) (21,105)
                                                     -------- --------
 Net cash (used in) provided by operating
  activities:                                        (26,818)  14,579
                                                     -------- --------

 Cash flows used in investing activities:
    Capital expenditures                              (5,706)  (5,480)
                                                     -------- --------

 Cash flows from financing activities:
    Net change in revolving line of credit            15,900        -
    Other long-term debt payments                          -     (400)
    Proceeds from issuance of
       common stock                                    2,410    1,206
    Purchase and retirement of
       common stock                                   (1,410)    (406)
    Dividends paid                                    (2,728)  (2,629)
                                                     -------- --------
 Net cash provided by (used in) financing
       activities:                                    14,172   (2,229)
                                                     -------- --------
 Net change in cash and cash
    equivalents                                      (18,352)   6,870
 Cash and cash equivalents at
    beginning of period                               21,088    1,965
                                                     -------- --------
 Cash and cash equivalents at
    end of period                                   $  2,736 $  8,835
                                                     ======== ========

              GEORGIA GULF CORPORATION AND SUBSIDIARIES
                         SEGMENT INFORMATION
                             (Unaudited)






                                                    Three Months Ended
                                                        March 31,
                                                    ------------------
In Thousands                                          2005     2004
---------------------------------------------------- -------- --------

 Segment net sales:
    Chlorovinyls                                    $397,115 $350,670
    Aromatics                                        248,294  146,017
                                                     -------- --------
 Net sales                                          $645,409 $496,687
                                                     ======== ========

 Segment operating income (loss):
    Chlorovinyls                                    $ 58,951 $ 38,320
    Aromatics                                         14,276    3,806
    Corporate and general plant
      services                                        (6,767)  (5,997)
                                                     -------- --------
 Total operating income                             $ 66,460 $ 36,129
                                                     ======== ========

    CONTACT: Georgia Gulf, Atlanta
             Investor Relations
             Angie Tickle, 770-395-4520